EXHIBIT 99.1

For Immediate Release:
Monday, July 25, 2005
For More Information:
Julie S. Ryland, (205) 326-8421
ENERGEN REPORTS STRONG 2ND QUARTER RESULTS Management Raises 2006 Earnings Guidance, Affirms 2005 Guidance

Birmingham, Alabama - Energen Corporation (NYSE: EGN) reported today that higher commodity prices and higher production were major contributors to its strong financial performance for the three months ending June 30, 2005. Energen's net income and income from continuing operations totaled $37.6 million, or 51 cents per diluted share, in the second quarter of 2005. Included in these numbers is a non-cash, after-tax gain of $2.7 million, or 4 cents per diluted share, related to the timing of mark-to-market derivatives.

In the second quarter of the prior year, Energen's net income totaled $22.3 million, or 30 cents per diluted share, and included a net loss of $0.8 million, or 1 cent per diluted share, related to the timing of mark-to-market derivatives. Income/(loss) from discontinued operations totaled ($15,000) and $39,000 in the current- and prior-year second quarters, respectively.

"We are very pleased with the progress of our two lines of business in 2005," said Mike Warren, Energen's chairman and chief executive officer. "Not only is Energen benefiting from the fundamental strengths of its successful business plans, but continued commodity price strength further enhances our earnings growth potential.

"In looking ahead to 2006, we have raised the price assumptions applicable to our unhedged oil, gas and natural gas liquids (NGL) production and, as a result, have increased our earnings guidance range for 2006 to $2.85-$3.15 per diluted share." [Prior 2006 guidance range was $2.70-$2.90 per diluted share.]

Energen Resources in the Second Quarter

Energen Resources' second quarter 2005 income from continuing operations totaled $36.4 million and compared with prior-year results of $21.8 million. Included in these numbers is an after-tax gain of $2.7 million and after-tax loss of $0.8 million, respectively, related to the timing of mark-to-market derivatives.

Energen Resources' second quarter 2005 production from continuing operations rose 8.5 percent from the same period last year to total 22.9 billion cubic feet (Bcf) equivalent. Natural gas production and NGL production each increased approximately 10 percent to 15.2 Bcf and 18.6 million gallons (MMgal), respectively, primarily due to the Company's August 2004 acquisition of coalbed methane properties in the San Juan Basin; the Company's oil production increased 2 percent to 848,000 barrels.

The Company's average sales price for its natural gas production increased 31 percent to $6.22 per thousand cubic feet (Mcf) in the second quarter of 2005 as compared with the same period a year ago; the average sales price of oil rose 27 percent to $33.63 per barrel; and the average sales price of NGL production increased 24 percent to 52 cents per gallon. Average sales prices reflect the impact of all hedges, including mark-to-market derivatives, and basis differentials and are not NYMEX-equivalent prices.

Energen Resources' per-unit lease operating expense in the second quarter of 2005 increased 28 percent to $1.63 per Mcf equivalent (Mcfe) due to a 30 percent increase in per-unit production taxes resulting from higher commodity prices and to increased expenses associated with work-overs, environmental compliance, and overall price increases.

Per-unit DD&A expense from oil and gas activities totaled 96 cents per Mcfe in the current-year second quarter, up 9 percent from the same period a year ago primarily due to last year's property acquisition.

Alagasco in the Second Quarter

Alagasco's natural gas distribution operations earned net income of $1.1 million in the second quarter of 2005 as compared with net income of $0.6 million in the same period last year. Earnings in the prior-year period reflected the negative impact of fluctuations in the timing of rate relief.

YEAR-TO-DATE EARNINGS

Higher commodity prices and increased production continued to drive Energen's financial results for the six months ending June 30, 2005. Energen's net income in the 2005 year-to-date period totaled $96.6 million, or $1.31 per diluted share, as compared with $82.5 million, or $1.13 per diluted share, for the 6 months ended June 30, 2004. Income from discontinued operations totaled $90,000 and $63,000 in the current- and prior-year periods, respectively.

Included in these numbers are non-cash, after-tax losses of $4.3 million, or 6 cents per diluted share, in the current year, and $2.1 million, or 3 cents per diluted share, in the prior year. These losses are related to the timing of mark-to-market derivatives, and the current year-to-date loss will reverse by the end of 2005 as the volumes to which the derivatives are associated are produced.

Energen Resources' year-to-date 2005 income from continuing operations totaled $55.9 million and compared with prior-year results of $45.0 million. Included in these numbers are after-tax losses of $4.3 million and $2.1 million, respectively, related to the timing of mark-to-market derivatives.

Energen Resources' production from continuing operations in the current year-to-date period totaled 44.8 Bcf equivalent (Bcfe), an increase of 6 percent from production of 42.3 Bcfe in the same period last year. Natural gas production increased 9 percent to 29.9 Bcf and NGL production increased 7 percent to 34.4 MMgal primarily due to the Company's August 2004 acquisition of coalbed methane properties in the San Juan Basin; the Company's oil production decreased 2 percent to 1.7 million barrels.

The Company's average sales price for its natural gas production increased 14 percent to $5.43 per Mcf in the current year-to-date period as compared with the same period a year ago; the average sales price of oil rose 23 percent to $32.89 per barrel; and the average sales price of NGL production increased 27 percent to 52 cents per gallon. Average sales prices reflect the impact of all hedges, including mark-to-market derivatives, and basis differentials and are not NYMEX-equivalent prices.

Energen Resources' per-unit lease operating expense in the first six months of 2005 increased 26 percent to $1.57 per Mcfe due to a 23 percent increase in per-unit production taxes resulting from higher commodity prices and to increased expenses associated with work-overs, environmental compliance, and overall price increases.

Per-unit DD&A expense from oil and gas activities totaled 95 cents per Mcfe in the current-year period, up 8 percent from the same period a year ago primarily due to last year's property acquisition.

Alagasco's natural gas distribution operations earned net income of $40.1 million in the 2005 year-to-date period as compared with net income of $36.9 million in the same period last year. Alagasco remains on track to earn within its allowed range of return on average equity at year-end.

TRAILING 12-MONTHS' EARNINGS

For the 12 months ended June 30, 2005, Energen's net income totaled $141.6 million, or $1.93 per diluted share, as compared with $115.2 million, or $1.58 per diluted share, in the same period a year ago. Income from discontinued operations totaled $0.2 million in the current-year period and $0.4 million in the same period a year ago.

Energen Resources' income from continuing operations in the current-year 12 months' period totaled $104.8 million and compared with the $81.2 million in the same period a year ago. Production from continuing operations totaled 90 Bcfe in the 12 months ended June 30, 2005, up 6 percent from the 85.2 Bcfe produced in the same period last year.

Average sales prices for the 12-months' period were:

  Natural gas, up 15 percent to $5.17 per Mcf;

  Oil, up 21 percent to $31.65 per barrel; and

  NGLs, up 25 percent to 50 cents per gallon.

LOE increased 23 percent to $1.49 per unit period-to-period. Per-unit DD&A expense from oil and gas activities increased 6 percent to 94 cents per Mcfe.

Alagasco's net income for the 12 months ended June 30, 2005, totaled $37.0 million, up 8 percent from $34.3 million of net income in the same period a year ago.

2005 EARNINGS GUIDANCE

Energen today affirmed its 2005 earnings guidance range of $2.23-$2.33 per diluted share. Included in this guidance is an estimated 1.6 cents per diluted share from an unidentified acquisition of $200 million budgeted to occur in the fourth quarter.

Since more than 75 percent of Energen Resources' estimated production for the remainder of 2005 is hedged, the sensitivity of the Company's earnings to commodity price changes is minimal; however, to better reflect the realities of near-term commodity prices, the Company's 2005 guidance now assumes that prices applicable to Energen Resources' unhedged production will average:

  $7.50 per Mcf for gas (August through December);

  $50 per barrel for oil (July through December); and

  71 cents per gallon for NGL (July through December)

Energen Resources' significant hedge position with respect to its estimated production for the remainder of 2005 (July through December) is as follows:

Commodity	Hedge Vols.	Last 6 Months 2005 Production		% Hedged		NYMEX-equiv. price
Natural Gas	25.2 Bcf	32.4 Bcf*	31.1 Bcf**	78%*	81%**	$5.95 per Mcf
Oil	1.3 MMBbl	1.8 MMBbl		72%		$35.95 per barrel
NGL	25.3 MMgal	38.6 MMgal*	37.4 MMgal**	66%*	68%**	$0.542 per gallon

* With unidentified 4th quarter 2005 acquisition ** Without unidentified 4th quarter 2005 acquisition

Realized prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

Energen Resources' assumed basis differentials are:

  San Juan Basin natural gas: 78 cents per Mcf (August through December)

  Permian Basin natural gas: 60 cents per Mcf (August through December)

  West Texas Sour oil: $4.50 per barrel (July through December)

Energen Resources' production for 2005 is estimated to total 93.7 Bcfe, including 1.8 Bcfe associated with a budgeted, 4th quarter property acquisition. LOE is estimated to be $1.56 per Mcfe, and DD&A from oil and gas activities is estimated to total 97 cents per Mcfe.

Given Energen Resources' current hedge position for the remainder of 2005, known prices for July gas and assuming prices as outlined above for its unhedged production (excluding volumes from unidentified acquisitions), the sensitivities to pricing changes applicable to Energen's earnings guidance for 2005 are as follows:

  Every 10-cent change in the average NYMEX price of gas from $7.50 per Mcf (August through December) represents an estimated net income impact of approximately $180,000 (0.2 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $50 per barrel (July through December) represents an estimated net income impact of approximately $250,000 (0.3 cents per diluted share).

  Every 1-cent change in average price of NGL from $0.71 per gallon (July through December) represents an estimated net income impact of approximately $45,000 (0.1 cents per diluted share).

 Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2005 Capital Spending Plans and Other Assumptions

Energen Resources has incorporated into its financial objectives for 2005 an investment late in the year of $200 million in domestic producing properties and $7 million in associated development. Because of the budgeted timing of the acquisition, any such acquisition is estimated to generate less than $1.2 million in net income in 2005. Should one or more acquisitions occur earlier in the 2005 year, they could have a positive impact on Energen Resources' production volumes and earnings.

Energen Resources also is planning to invest in 2005 approximately $150 million in development capital related to its existing properties. Energen Resources' exploration spending in 2005 is estimated to total approximately $5 million.

Capital spending at Alagasco is estimated to be approximately $60 million.

Other key assumptions that support Energen's guidance include:

  Average diluted shares outstanding of 73.7 million.

Alagasco's earning a return on average equity of approximately 13.5 percent on average equity estimated to be $270-$275 million.

2006 EARNINGS GUIDANCE

With the expectation of continued commodity price strength in 2006, Energen's management has raised its earnings guidance for 2006 to a range of $2.85 to $3.15 per diluted share. Embedded in Energen's 2006 earnings guidance is an estimated 8 cents per diluted share from unidentified oil and gas property acquisitions of approximately $200 million each in the fourth quarters of 2005 and 2006.

The Company's guidance for 2006 earnings assumes that NYMEX prices applicable to Energen Resources' unhedged production in 2006 will average $7 per Mcf for gas and $45 per barrel for oil and that NGL prices will average approximately 70 cents per gallon.

Energen Resources' total current hedge position with respect to its estimated 2006 production is as follows:

Commodity	Hedge Vols.	Estimated 2006 Production		% Hedged		NYMEX-equiv. price
Natural Gas	27.7 Bcf	64.6 Bcf[1]	59.2 Bcf[2]	43%[1]	47%[2]	$7.17 per Mcf
Oil	2,160 MBbl	3,600 MBbl[1]	3,300 MBbl[2]	60%[1]	65%[2]	$49.42 per barrel
NGL	30.2 MMgal	85.1 Mgal[1]	79.7 MMgal[2]	36%[1]	38%[2]	$0.56 per gallon
1 With unidentified 4th quarter acquisition in 2005 and 2006 2 Without unidentified 4th quarter acquisition in 2005 and 2006

Energen Resources' 2006 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference	Price/Mcf (NYMEX equiv)
San Juan Basin-specific	17.6	$0.80	$ 6.84
NYMEX Hedges	10.1	NA	$ 7.76

Energen Resources' 2006 oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference	Price/Barrel (NYMEX equiv)
NYMEX Hedges	360	-	$37.12
Sour Oil (WTS)	1,800	$4.11	$51.88

Given Energen Resources' current hedge position for 2006 and assuming prices as outlined above for its unhedged production (excluding volumes from unidentified acquisitions), sensitivities to pricing changes applicable to Energen's 2006 earnings guidance are as follows:

  Every 10-cent change in the average NYMEX price of gas from $7 per Mcf represents an estimated net income impact of approximately $1,575,000 (2.1 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $45 per barrel represents an estimated net income impact of approximately $585,000 (0.8 cents per diluted share).

  Every 1-cent change in average price of NGL from $0.70 per gallon represents an estimated net income impact of approximately $245,000 (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen Resources' 2006 production is estimated to total approximately 98.3 Bcfe, including 7.8 Bcfe from unidentified acquisitions in 2005 and 2006:

  Natural gas: 64.6 Bcf, including 5.4 Bcf from unidentified acquisitions in 2005 and 2006

  Oil: 3.6 MMBbl, including 0.3 MMBbl from unidentified acquisitions in 2005 and 2006

  NGL: 85.1 MMgal, including 5.4 MMgal from unidentified acquisitions in 2005 and 2006

2006 Capital Spending Plans and Other Assumptions

Energen Resources' 2006 capital spending plans include a $215 million, fourth quarter acquisition of producing properties and approximately $30 million for associated development. Energen Resources also expects to invest some $50 million to develop existing properties. Exploration spending in 2006 is estimated to be $3 million. Capital spending at Alagasco is estimated to be approximately $57 million.

Other key assumptions that support Energen's 2006 earnings guidance include:

  Average diluted shares outstanding of 74 million;

  Alagasco's earning a return on average equity of approximately 13.1 percent on average equity of approximately $285 million;

  A DD&A rate at Energen Resources of approximately $1.04 per Mcfe; and

  LOE (including production taxes) at Energen Resources of approximately $1.59 per Mcfe.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of onshore domestic oil and gas properties and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. These include, but are not limited to, the amount and timing of oil, gas and natural gas liquids production and market prices, utility customer growth, retention and usage per customer, inflation rates, legislative and regulatory changes, and financial market conditions, all of which are difficult to predict. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.